Pricing Supplement Dated September 3, 1997                   Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                        File No. 333-27715
Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:              $100,000,000                   Trade date:          September 3, 1997
Currency or Currency  Unit:    US Dollars                     Original Issue Date: September 8, 1997
Issue Price:                   100.00%                        Agent's Discount or Commission: 0.0%
Net Proceeds to Issuer:        $100,000,000                   Agent (s):  J. P. Morgan & Co.
Maturity Date:                 October 5, 1998                CUSIP Number:    69332H EP 7
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

Interest:
     Fixed Rate:
     Floating Rate:

         Base Rate:        [ ] Commercial Paper Rate  [ ] CD Rate  [ ] Federal Funds Effective Rate
                           [X] LIBOR      [ ] Treasury Rate     [ ] Prime Rate    [ ] Other
                                ( ) Reuters Page:                                     (see attached)
                                                    ------------------

                                (X) Telerate Page:   3750
                                                    -------------
Spread:                    minus .06%

Initial Interest Rate:     To Be Determined September 4, 1997

Interest Reset Dates:      Monthly, on the 5th of each month or next business
                           day commencing October 5, 1997

Interest Determination Date: Two London Banking Days prior to Interest Reset
                             Date

Interest Payment Dates:    Monthly, on the 5th of each month or next business
                           day commencing October 6, 1997

Index Maturity:            1  month

Day Count Convention:      [X] Actual/360     [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes         [ ] No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:

     Initial Redemption Price:                   %

     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes                [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity: [ ] Agent    [X] Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                       % of Principal Amount.
Other Terms: